PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-31226
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)


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                        1,000,000,000 Depositary Receipts
                           Broadband HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Broadband HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Broadband HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(1)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Agere Systems, Inc.                                  AGRA       0.798493151      NYSE
     Applied Micro Circuits Corporation                   AMCC            2          NASDAQ
     Broadcom Corporation                                 BRCM            2          NASDAQ
     Ciena Corporation                                    CIEN            2          NASDAQ
     Comverse Technology, Inc.                            CMVT            2          NASDAQ
     Conexant Systems, Inc.                               CNXT            2          NASDAQ
     Corning, Inc.                                        GLW             9           NYSE
     Freescale Semiconductor Class B                      FSLB         1.98747       NASDAQ
     JDS Uniphase Corporation                             JDSU           11.8        NASDAQ
     Lucent Technologies, Inc.                             LU             29          NYSE
     Motorola, Inc.                                       MOT             18          NYSE
     Mindspeed Technologies                               MSPD          0.6667       NASDAQ
     Nortel Networks Corporation                           NT             28          NYSE
     PMC-Sierra, Inc.                                     PMCS            1          NASDAQ
     Qualcomm Incorporated                                QCOM            16         NASDAQ
     RF Micro Devices, Inc.                               RFMD            2          NASDAQ
     Scientific-Atlanta, Inc.                             SFA             2           NYSE
     Skyworks Solutions, Inc.                             SWKS          0.702        NASDAQ
     Sycamore Networks, Inc.                              SCMR            3          NASDAQ
     Tellabs, Inc.                                        TLAB            4          NASDAQ
     Terayon Communications Systems, Inc.                 TERN            2          NASDAQ
     Tut Systems                                          TUTS        0.0326432      NASDAQ

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.